Newmont Announces Second Quarter Net Income from Continuing Operations of $0.56 per Share

Quarterly Dividend of $0.35 per share up 17% from Prior Year Quarter

This release should be read in conjunction with Newmont's Second Quarter 2012 Form 10-Q filed with the Securities and Exchange Commission on July 26, 2012 (available at www.newmont.com).

DENVER, July 26, 2012 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today reported attributable net income from continuing operations of $279 million, or $0.56 per share, down 47% from $523 million, or $1.06 per share in the second quarter of 2011. Adjusted net income(1) was $294 million, or $0.59 per share, compared with $445 million, or $0.90 per share, for the prior year quarter.

Quarter Highlights:

  Sales revenue of $2.2 billion, a decrease of 6% from the prior year quarter;
  Average realized gold and copper price of $1,598 per ounce and $2.85 per pound, up 6% and down 25%, respectively, from the prior year quarter;
  Attributable gold and copper production of 1.18 million ounces and 38 million pounds, down 3% and 10%, respectively, from the prior year quarter; attributable gold and copper sales of 1.14 million ounces and 29 million pounds, down 6% and 35%, respectively, from the prior year quarter;
  Gold and copper costs applicable to sales ("CAS") of $681 per ounce and $2.35 per pound, up 17% and 75%, respectively, from the prior year quarter;
  Cash flow from continuing operations of $351 million, down 15% from the prior year quarter;
  Third quarter gold price-linked dividend payable of $0.35 per share, up 17% from the prior year quarter; and
  2012 attributable gold production outlook narrowed to 5.0 to 5.1 million ounces, maintaining CAS outlook of $625 to $675 per ounce, and reducing outlook for attributable capital expenditures to $2.7 billion to $3.0 billion.

"Globally, our portfolio continues to perform in line with our budget. As expected, our second quarter gold production was impacted by annual planned mill maintenance in Nevada and lower gold and copper production from Batu Hijau in Indonesia, as we continue with the planned stripping of Phase 6," said Richard O'Brien, Chief Executive Officer. "Our capital expenditures are expected to be approximately $300 million lower than originally planned for the year, largely as a result of our slower development timetable at Conga in Peru. We also expect our advanced projects, exploration and G&A expenditures to collectively be approximately $100 million lower this year. As we continue to optimize and refine our plans, we expect to deliver further efficiencies and cost savings for 2013 and beyond," added Mr. O'Brien.

(1) Non-GAAP measure. See page 10 for reconciliation.

Newmont is narrowing its previously announced 2012 outlook for attributable gold production to 5.0 to 5.1 million ounces (from 5.0 to 5.2 million ounces), and narrowing its outlook on attributable copper production to 145 to 165 million pounds (from 150 to 170 million pounds). The lower attributable gold production outlook is due to lower tons mined at Tanami. The Company is maintaining its original outlook for gold and copper CAS of between $625 and $675 per ounce (on a co-product basis) and $1.80 and $2.20 per pound, respectively.

Newmont is also revising its 2012 attributable capital expenditure outlook to $2.7 to $3.0 billion (from $3.0 to $3.3 billion), or $3.3 to $3.6 billion (from $3.7 to $4.0 billion) on a consolidated basis. This revision is primarily due to the deferral of development of the Conga project in Peru. As previously disclosed, the Company will take a slower development approach on the Conga project with a focus on the construction of reservoirs for downstream communities. Construction of Conga and the implementation of the independent EIA review recommendations will continue provided it can be done in a safe manner with risk-adjusted returns that justify future investment.

As previously announced, Newmont's Board of Directors approved a third quarter gold price-linked dividend payable of $0.35 per share(2) based upon the average London P.M. Gold Fix for the second quarter.

Operations

North America

Nevada – Attributable gold production in Nevada was 378,000 ounces at CAS of $718 per ounce during the second quarter. Gold production increased 6% from the prior year quarter due to higher throughput at Mill 6, partially offset by lower grade at Midas and Phoenix. CAS per ounce increased 13% due to higher underground mining costs, higher royalties and lower by-product credits. The Company is narrowing its outlook for 2012 attributable gold production from Nevada to 1.730 to 1.775 million ounces, and continues to expect CAS of between $575 and $625 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 59,000 ounces at CAS of $569 per ounce during the second quarter. Gold production increased 11% from the prior year quarter due to higher leach placement as Noche Buena commenced production during the first quarter of 2012. CAS increased 11% from the prior year quarter due to higher waste tons mined, higher diesel and higher employee profit sharing costs. The Company is narrowing its outlook for 2012 attributable gold production from La Herradura to 220,000 to 230,000 ounces at CAS of between $460 and $510 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 200,000 ounces at CAS of $466 per ounce during the second quarter. Gold production increased 14% from the prior year quarter due to higher mill grade and recovery, partially offset by lower leach placement. CAS per ounce decreased 14% from the prior year quarter due to higher production and lower mining costs, partially offset by higher workers' participation costs and lower by-product credits. The Company is narrowing its outlook for 2012 attributable gold production from Yanacocha to 675,000 to 700,000 ounces at CAS of between $475 and $525 per ounce.

La Zanja – Attributable gold production during the second quarter at La Zanja in Peru was approximately 13,000 ounces. The Company is narrowing its outlook for 2012 attributable gold production from La Zanja to 50,000 to 60,000 ounces.

(2) Payable on September 28, 2012 to shareholders of record as of September 6, 2012.

Asia Pacific

Boddington – Attributable gold and copper production during the second quarter at Boddington in Australia was 180,000 ounces and 18 million pounds, respectively, at CAS of $947 per ounce and $2.79 per pound, respectively. Gold ounces produced were 10% lower than the prior year due to lower mill grade and recovery, partially offset by higher mill throughput. Gold CAS increased 48% due to lower gold production and higher milling costs. Copper pounds produced increased 20% from the prior year quarter due to higher mill throughput and grade, partially offset by lower recovery. CAS per pound increased 44% from the prior year quarter due to higher milling costs, partially offset by higher copper production. The Company is narrowing its outlook for 2012 attributable gold production to 750,000 to 775,000 ounces at CAS of between $800 and $850 per ounce and is maintaining outlook for attributable copper production of 70 to 80 million pounds at CAS of between $2.00 and $2.25 per pound.

Batu Hijau – Attributable gold and copper production during the second quarter at Batu Hijau in Indonesia was 8,000 ounces and 20 million pounds, respectively, at CAS of $943 per ounce and $2.20 per pound, respectively. Gold and copper production decreased 68% and 25%, respectively, from the prior year quarter due to processing lower grade stockpile ore. Waste tons mined increased 14% as Phase 6 waste removal continues as planned. CAS per ounce and per pound increased 92% and 79%, respectively, due to lower production and higher waste mining costs, partially offset by an increase in concentrate inventory. The Company is narrowing its outlook for 2012 attributable gold production to 30,000 to 40,000 ounces at CAS of between $925 and $975 per ounce and attributable copper production of 75 to 85 million pounds at CAS of between $1.80 and $2.20 per pound.

Other Australia/New Zealand – Attributable gold production during the second quarter was 207,000 ounces at CAS of $880 per ounce. Attributable gold ounces produced decreased 15% from the prior year quarter due to lower underground mining rates at Tanami and a delay in open pit ore production at Waihi, partially offset by higher throughput and grade at Jundee. CAS per ounce increased 38% from the prior year quarter due to lower production, higher operating costs driven by higher power prices and a stronger Australian dollar, net of hedging gains. The Company is narrowing its outlook for 2012 attributable gold production to 950,000 to 990,000 ounces at CAS of between $810 and $860 per ounce.

Africa

Ahafo – Attributable gold production during the first quarter at Ahafo in Ghana was 132,000 ounces at CAS of $583 per ounce. Gold production decreased 10% from the prior year quarter due to lower mill throughput and grade, partially offset by higher recovery. CAS per ounce increased 31% from the prior year quarter due to lower production and higher labor, diesel and mine maintenance costs. The Company is narrowing its outlook for 2012 attributable gold production to 555,000 to 570,000 ounces at CAS of between $550 and $600 per ounce.

Capital Update

Consolidated capital expenditures were $882 million during the second quarter. Newmont is revising its 2012 attributable capital expenditure outlook to $2.7 to $3.0 billion (from $3.0 to $3.3 billion), or $3.3 to $3.6 billion (from $3.7 to $4.0 billion) on a consolidated basis. This revision is primarily due to the deferral of development on the Conga project in Peru. For the remainder of the year, 50% of 2012 consolidated capital expenditures are expected to be associated with major projects, while the remaining 50% is expected to be sustaining capital.

2012 Outlook- Q2 Update

2012 Production, CAS and Capital Outlook
	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
Region	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures ($M)	Expenditures ($M)

Nevada	1,730 - 1,775	$575 - $625	$750 - $800	$750 - $800
La Herradura	220 - 230	$460 - $510	$80 - $130	$80 - $130
North America	1,950 - 2,005	$570 - $630	$850 - $900	$850 - $900
Yanacocha	675 - 700	$475 - $525	$530 - $580	$270 - $310
La Zanja	50 - 60	n/a	-	-
Conga	-	-	$500 - $600	$250 - $300
South America	725 - 760	$475 - $525	$1,100 - $1,200	$550 - $600
Boddington	750 - 775	$800 - $850	$150 - $200	$150 - $200
Other Australia/NZ	950 - 990	$810 - $860	$325 - $375	$325 - $375
Batu Hijau[d]	30 - 40	$925 - $975	$200 - $225	$100 - $125
Asia Pacific	1,730 - 1,805	$800 - $850	$700 - $800	$600 - $700
Ahafo	555 - 570	$550 - $600	$240 - $270	$240 - $270
Akyem	-	-	$370 - $420	$370 - $420
Africa	555 - 570	$550 - $600	$600 - $700	$600 - $700
Corporate/Other	-	-	$55 - $65	$55 - $65
Total Gold	5,000 - 5,100	$625 - $675 [a,b]	$3,300 - $3,600 [c]	$2,700 - $3,000
Boddington	70 - 80	$2.00 - $2.25	-	-
Batu Hijau[d]	75 - 85	$1.80 - $2.20	-	-
Total Copper	145 - 165	$1.80 - $2.20
[a] 2012 Attributable CAS Outlook is $640 - $690 per ounce.
[b] 2012 Net Attributable CAS Outlook (inclusive of by-product credits) is $600 - $650 per ounce.
[c]Includes capitalized interest of approximately $140 million.
[d] Assumes Batu Hijau economic interest of 48.5% for 2012, subject to final divestiture obligations.

2012 Outlook and Assumptions
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)

General & Administrative	$200 - $220	$200 - $220
Interest Expense	$240 - $260	$230 - $250
DD&A	$1,050 - $1,080	$890 - $920
Exploration Expense	$360 - $390	$320 - $350
Advanced Projects & R&D	$425 - $475	$375 - $400
Tax Rate	30% - 32%	30% - 32%
Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	$1.00	1.00

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Sales	$2,229	$2,384	$4,912	$4,849

Costs and expenses
Costs applicable to sales	1,002	917	2,019	1,857
Amortization	248	250	479	506
Reclamation and remediation	16	43	32	57
Exploration	106	89	194	151
Advanced projects, research and development	82	86	184	154
General and administrative	57	50	111	95
Other expense, net	126	87	246	160
	1,637	1,522	3,265	2,980
Other income (expense)
Other income, net	36	48	69	79
Interest expense, net	(71)	(63)	(123)	(128)
	(35)	(15)	(54)	(49)
Income before income and mining tax and other items	557	847	1,593	1,820
Income and mining tax expense	(175)	(187)	(518)	(492)
Equity income (loss) of affiliates	(11)	-	(30)	2
Income from continuing operations	371	660	1,045	1,330
Loss from discontinued operations	-	(136)	(71)	(136)
Net income	371	524	974	1,194
Net income attributable to noncontrolling interests	(92)	(137)	(205)	(293)
Net income attributable to Newmont stockholders	$279	$387	$769	$901

Net income attributable to Newmont stockholders:
Continuing operations	$279	$523	$840	$1,037
Discontinued operations	-	(136)	(71)	(136)
	$279	$387	$769	$901
Income per common share
Basic:
Continuing operations	$0.56	$1.06	$1.69	$2.10
Discontinued operations	-	(0.28)	(0.14)	(0.28)
	$0.56	$0.78	$1.55	$1.82
Diluted:
Continuing operations	$0.56	$1.04	$1.67	$2.07
Discontinued operations	-	(0.27)	(0.14)	(0.27)
	$0.56	$0.77	$1.53	$1.80

Cash dividends declared per common share	$0.35	$0.20	$0.70	$0.35

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating activities:
Net income	$371	$524	$974	$1,194
Adjustments:
Amortization	248	250	479	506
Loss from discontinued operations	-	136	71	136
Reclamation and remediation	16	43	32	57
Deferred income taxes	67	(5)	12	(38)
Stock based compensation and other non-cash benefits	19	25	36	44
Impairment of marketable securities	8	1	32	1
Gain on asset sales, net	-	(50)	(10)	(53)
Other operating adjustments and write-downs	34	51	106	96
Net change in operating assets and liabilities	(412)	(561)	(768)	(540)
Net cash provided from continuing operations	351	414	964	1,403
Net cash used in discontinued operations	(4)	(2)	(8)	(2)
Net cash provided from operations	347	412	956	1,401
Investing activities:
Additions to property, plant and mine development	(882)	(618)	(1,578)	(1,020)
Sale of marketable securities	106	55	106	55
Purchases of marketable securities	(53)	(3)	(196)	(15)
Acquisitions, net	(11)	(2,284)	(22)	(2,291)
Proceeds from sale of other assets	1	-	13	6
Other	(20)	(12)	(37)	(15)
Net cash used in investing activities	(859)	(2,862)	(1,714)	(3,280)
Financing activities:
Proceeds from debt, net	(3)	775	3,343	775
Repayment of debt	(34)	(942)	(1,941)	(973)
Payment of conversion premium on debt	-	-	(172)	-
Dividends paid to common stockholders	(174)	(99)	(347)	(173)
Dividends paid to noncontrolling interests	(3)	(2)	(3)	(17)
Proceeds from stock issuance, net	13	5	15	8
Other	1	-	(1)	-
Net cash provided from (used in) financing activities	(200)	(263)	894	(380)
Effect of exchange rate changes on cash	(3)	35	1	58
Net change in cash and cash equivalents	(715)	(2,678)	137	(2,201)
Cash and cash equivalents at beginning of period	2,612	4,533	1,760	4,056
Cash and cash equivalents at end of period	$1,897	$1,855	$1,897	$1,855

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At June 30,	At December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$1,897	$1,760
Trade receivables	290	300
Accounts receivable	359	320
Investments	132	94
Inventories	803	714
Stockpiles and ore on leach pads	798	671
Deferred income tax assets	255	396
Other current assets	738	1,133
Current assets	5,272	5,388
Property, plant and mine development, net	16,936	15,881
Investments	1,185	1,472
Stockpiles and ore on leach pads	2,579	2,271
Deferred income tax assets	1,686	1,605
Other long-term assets	1,002	857
Total assets	$28,660	$27,474
LIABILITIES
Debt	$40	$689
Accounts payable	574	561
Employee-related benefits	293	307
Income and mining taxes	173	250
Other current liabilities	1,287	2,133
Current liabilities	2,367	3,940
Debt	6,088	3,624
Reclamation and remediation liabilities	1,270	1,169
Deferred income tax liabilities	2,056	2,147
Employee-related benefits	487	459
Other long-term liabilities	403	364
Total liabilities	12,671	11,703
EQUITY
Common stock	786	784
Additional paid-in capital	8,291	8,408
Accumulated other comprehensive income	361	652
Retained earnings	3,474	3,052
Newmont stockholders' equity	12,912	12,896
Noncontrolling interests	3,077	2,875
Total equity	15,989	15,771
Total liabilities and equity	$28,660	$27,474

Regional Operating Statistics
Production Statistics Summary

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gold
Consolidated ounces produced (thousands):
North America
Nevada	378	357	813	790
La Herradura	59	53	113	102
	437	410	926	892
South America
Yanacocha	390	342	756	630

Asia Pacific
Boddington	180	201	342	364
Batu Hijau	16	50	38	143
Other Australia/New Zealand	207	244	472	543
	403	495	852	1,050
Africa
Ahafo	132	146	307	332
	1,362	1,393	2,841	2,904

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	18	15	32	28
Batu Hijau	42	56	85	141
	60	71	117	169

Gold
Attributable ounces produced (thousands):
North America
Nevada	378	357	813	790
La Herradura	59	53	113	102
	437	410	926	892
South America
Yanacocha	200	175	388	323
Other South America Equity Interests	13	18	26	30
	213	193	414	353

Asia Pacific
Boddington	180	201	342	364
Batu Hijau	8	25	19	69
Other Australia/New Zealand	207	244	472	543
Other Asia Pacific Equity Interests	5	4	9	8
	400	474	842	984
Africa
Ahafo	132	146	307	332
	1,182	1,223	2,489	2,561

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	18	15	32	28
Batu Hijau	20	27	41	68
	38	42	73	96

CAS and Capital Expenditures
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$718	$636	$663	$640
La Herradura	569	514	574	456
	697	620	652	619
South America
Yanacocha	466	545	462	561

Asia Pacific
Boddington	947	641	862	620
Batu Hijau	943	490	924	384
Other Australia/New Zealand	880	638	812	595
	911	620	837	570
Africa
Ahafo	583	446	575	449
Average	$681	$583	$649	$570
Attributable to Newmont	$711	$588	$672	$575
Copper
Costs Applicable to Sales ($/pound)(1)
Asia Pacific
Boddington	$2.79	$1.94	$2.34	$2.06
Batu Hijau	2.20	1.23	2.08	1.07
Average	$2.35	$1.34	$2.14	$1.21
Attributable to Newmont	$2.40	$1.41	$2.17	$1.32
(1) Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Consolidated Capital Expenditures ($ million)
North America
Nevada	$213	$133	$370	$228
La Herradura	8	11	29	27
Other North America	-	22	-	41
	221	166	399	296
South America
Yanacocha	150	86	243	127
Conga	195	187	342	251
	345	273	585	378
Asia Pacific
Boddington	29	26	52	75
Batu Hijau	28	48	61	88
Other Australia/New Zealand	67	72	137	134
Other Asia Pacific	5	2	8	4
	129	148	258	301
Africa
Ahafo	58	22	108	37
Akyem	104	39	189	67
	162	61	297	104
Corporate and Other	(1)	4	37	18
Total - Accrual Basis	$856	$652	$1,576	$1,097
Change in Capital Accrual	26	(34)	2	(77)
Total - Cash Basis	$882	$618	$1,578	$1,020
Attributable to Newmont (Accrual Basis)	$674	$494	$1,260	$868

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in millions except per share, after-tax)	2012	2011	2012	2011
GAAP Net income	$ 279	$ 387	$ 769	$ 901
Impairment of Hope Bay assets	-	-	-	-
Other impairments/asset sales	7	(30)	24	(32)
Fronteer acquisition costs	-	17	-	18
Boddington contingent consideration	8	-	8	-
PTNNT community contribution	-	-	-	-
Income tax planning, net	-	(65)	-	(65)
Loss from discontinued operations	-	136	71	136
Adjusted net income	$ 294	$ 445	$ 872	$ 958
Net income per share, basic	$0.56	$0.78	$1.55	$1.82
Adjusted net income per share, basic	$0.59	$0.90	$1.76	$1.94
Adjusted net income per share, diluted	$0.59	$0.89	$1.74	$1.91

Costs Applicable to Sales per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Costs applicable to sales:
Consolidated	$894	$811	$1,796	$1,634
Noncontrolling interests (1)	(96)	(111)	(187)	(205)
Attributable to Newmont	$798	$700	$1,609	$1,429

Gold sold (000 ounces):
Consolidated	1,313	1,391	2,768	2,869
Noncontrolling interests (1)	(191)	(201)	(373)	(383)
Attributable to Newmont	1,122	1,190	2,395	2,486

Costs applicable to sales per ounce:
Consolidated	$681	$583	$649	$570
Attributable to Newmont	$711	$588	$672	$575

Costs applicable to sales per pound
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Costs applicable to sales:
Consolidated	$108	$106	$223	$223
Noncontrolling interests (1)	(36)	(41)	(80)	(87)
Attributable to Newmont	$72	$65	$143	$136

Copper sold (million lbs):
Consolidated	46	79	104	184
Noncontrolling interests (1)	(16)	(33)	(38)	(81)
Attributable to Newmont	30	46	66	103

Costs applicable to sales per pound:
Consolidated	$2.35	$1.34	$2.14	$1.21
Attributable to Newmont	$2.40	$1.41	$2.17	$1.32

Net attributable costs applicable to sales per ounce
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Attributable costs applicable to sales:
Gold	$798	$700	$1,609	$1,429
Copper	72	65	143	136
	$870	$765	$1,752	$1,565

Copper revenue:
Consolidated	$(130)	$(296)	$(363)	$(718)
Noncontrolling interests (1)	45	125	134	315
	(85)	(171)	(229)	(403)
Net attributable costs applicable to sales	$785	$594	$1,523	$1,162

Attributable gold ounces sold (thousands)	1,122	1,190	2,395	2,486

Net attributable costs applicable to sales per ounce	$700	$499	$636	$467

(1) Relates to partners' interests in Batu Hijau and Yanacocha.

Conference Call Information

A conference call will be held on Friday, July 27, 2012 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	800.294.3093
Intl Replay Number	203.369.3228
Replay Passcode	2012

Webcast Details
URL	http://services.choruscall.com/links/newmont120727.html

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Cautionary Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates and expectations regarding the Company's strategy and plans; (ii) estimates of future mineral production and sales; (iii) estimates of future operating costs, costs applicable to sales and other costs; (iv) estimates of future capital expenditures and consolidated advanced projects, research and development expenditures; and (v) the Company's exploration pipeline and expectations regarding the development, growth and exploration potential of the Company's projects, including project start dates, ramp up, life, pipeline timelines (including commencement of mining, drilling and stage gate advancement and expansion opportunities) and expected project returns; (vi) potential ounces or tons of reserves, non-reserve mineralization and potential resources; (vii) dividend payments and increases; (viii) future liquidity, cash and balance sheet expectations; and (ix) other financial outlook for the Company's operations and projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political, social and legal developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels and such supplies otherwise being available on bases consistent with the Company's current expectations; and (vii) the accuracy of our current mineral reserve and mineral resource estimates and exploration information. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to: (i) gold and other metals price volatility; (ii) currency fluctuations; (iii) increased capital and operating costs and scarcity of competition for required labor and supplies; (iv) variances in ore grade or recovery rates from those assumed in mining plans; (v) political and operational risks; (vi) community relations, conflict resolution and outcome of projects or oppositions; and (vii) governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2011 Annual Report on Form 10-K, filed on February 24, 2012, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com. or Diane Reberger +1-303-967-9455, diane.reberger@newmont.com, or Investor, John Seaberg +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com